Exhibit 10.5

PHANTOM UNIT AGREEMENT
(Amended and Restated as of October 27, 2015)

[Name of Non-Employee Director]
[Date]

Dear: [Name]

     You currently hold an aggregate of _________ Phantom Units of Terra Nitrogen Company, L.P. (“Terra Nitrogen”) that consist of units that were originally granted to you in equal installments on each of June 1, 2005, 2006 and 2007 and additional units that were received on account of those original grants as a result of cash distributions that were made prior to the date hereof to holders of common units representing limited partner interests of Terra Nitrogen (“Common Units”). In order to address the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder as in effect from time to time (“Section 409A”), the material terms of your Phantom Units are now set forth in this agreement (the “Agreement”).

1.    (a)    Each Phantom Unit will entitle you to a cash payment based on the value of one Common Unit or Alternative Unit (as defined below), as set forth herein. An “Alternative Unit” means equity in a regulated investment company (mutual fund) or other investment other than a Common Unit.

(b)    Your Phantom Units shall be deemed to be invested in Common Units or in such form of Alternative Unit as you designate from among the options made available from time to time by Terra Nitrogen GP Inc. (“TNGP”). The board of directors of TNGP or any successor thereto (the “Administrator”) shall have final discretion with regard to the availability and terms and conditions of any deemed investment alternatives under this Agreement, which investment alternatives may be amended or terminated at any time by the Administrator. Your unfunded deferred compensation account established pursuant to this Agreement (your “Account”) shall be credited or charged with such gains or losses attributable to such investments.

2.    In the event of a cash distribution to holders of Common Units, you shall be entitled to receive an additional number of Phantom Units equal to (A) the number of Phantom Units that you hold that are deemed to be invested in Common Units, if any, as of the date on which such distribution is paid to holders of Common Units (the “Payment Date”) divided by the Closing Price (as defined below) per Common Unit on the Payment Date multiplied by (B) the value per Common Unit of the cash distribution. Each additional Phantom Unit that you receive pursuant to this Paragraph 2 shall be subject to all terms and conditions set forth in this Agreement, including the right to receive additional Phantom Units with respect thereto, as provided in this Paragraph 2.

For purposes of this Agreement, “Closing Price” shall mean, as of any date, (i) the closing sales price per Common Unit or Alternative Unit (A) as reported on the New York Stock Exchange - Composite Transactions for such date or (B) if the Common Units or Alternative Units are listed on any other national stock exchange, as reported on the stock exchange composite tape for securities traded on such stock exchange for such date or, with respect to each of clauses (A) and (B), if there were no sales on such date, on the closest preceding date on which there were sales of Common Units or Alternative Units or (ii) in the event there shall be no public market for the Common Units or Alternative Units on such date, the fair market value per Common Unit or Alternative Unit as determined in good faith by the Administrator.

3.    Following the termination of your service as a non-management director of TNGP or any successor thereto for any reason, for each Phantom Unit that you hold, you will be entitled to receive a lump-sum cash payment equal to the average Closing Price per Common Unit or Alternative Unit, as the case may be, for the 20-trading-day period immediately preceding termination of your service, provided that any such termination of your service must constitute a “separation from service” within the meaning of Section 409A. The cash payment described in this Paragraph 3 shall be paid to you within 90 days following your separation service.

Exhibit 10.5

4.    In the event of a change in ownership or effective control of Terra Nitrogen or a change in the ownership of a substantial portion of the assets of Terra Nitrogen (within the meaning of Section 409A) (collectively, a “Change in Control”), for each Phantom Unit that you hold and that is deemed to be invested in Common Units, if any, you will be entitled to receive a lump-sum cash payment, not later than the 10th day following the consummation of the Change in Control, equal to the Closing Price of Common Units on the date the Change in Control is consummated, provided that if Common Units are surrendered in the Change in Control transaction for the right to receive a cash payment, you shall instead be entitled to receive an amount in cash equal to the value per Common Unit received in the transaction by holders of Common Units.

5.    Notwithstanding any actual investment made by TNGP in anticipation of its liabilities hereunder, either directly or through one or more “rabbi trusts,” it is intended that your Account and any “plan” created by this Agreement be unfunded and that your rights established hereby shall be no greater than that of an unsecured general creditor of TNGP.

6.    (a)    It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(b)    Neither you nor any of your creditors or beneficiaries shall have the right to subject the Phantom Units to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any amounts payable to you or for your benefit with respect to the Phantom Units may not be reduced by, or offset against, any amount owing by you to TNGP or any of its affiliates.

(c)    If, at the time of your separation from service (within the meaning of Section 409A), (i) you shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by TNGP from time to time) and (ii) TNGP shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then TNGP shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day after such six-month period.

(d)    Notwithstanding any provision of this Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, TNGP reserves the right to make amendments to this Agreement as TNGP deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this Agreement (including any taxes and penalties under Section 409A), and neither TNGP nor any of its affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.

7.    Except as set forth in Paragraph 6, no provisions of this Agreement may be amended, modified, waived or discharged except by a written document signed by you and a duly authorized representative of TNGP.

8.    All communications to TNGP shall be sent to the following address:

Terra Nitrogen GP Inc.
4 Parkway North, Suite 400
Deerfield, Illinois 60015
Attention:     Douglas C. Barnard
Senior Vice President, General Counsel
and Corporate Secretary
Fax:        847-267-0609

Exhibit 10.5

9.    This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

Very truly yours,
TERRA NITROGEN GP INC.

By: __________________________________

Accepted and agreed:

__________________________________
[NAME]